Auriga Labs Reports Preliminary Year-End 2006 Gross
Revenues and Provides Forecast for Q1 2007;
2006 Gross Revenues up 96% to $7.4 million; Forecasts $26 million in 2007

NORCROSS, Ga. — February 5, 2007 — Auriga Laboratories, Inc. (OTCBB: ARGA), a specialty pharmaceutical company with products for the treatment of acute respiratory diseases, dermatological conditions, and Xerostomia (dry mouth), reported preliminary, unaudited results for year ending December 31, 2006. For the twelve months ended December 31, 2006, unaudited gross revenues totaled approximately $7.4 million, an increase of 96% from approximately $3.8 million reported for the period April 12, 2005 (“Inception”) to December 31, 2005. Unaudited gross profit totaled approximately $4.1 million in 2006, an increase of 105% from $2.0 million reported from Inception to December 31, 2005.

For the first quarter ending March 31, 2007, the company forecasts $6.2 million in gross revenues and expects to be cash flow positive, with gross profit at approximately 60% of revenues. Management maintains its previously issued gross revenue guidance for 2007 at approximately $26 million.

“We have done extraordinarily well in our first full year of operations, as evidenced by strong revenue performance, product line expansion, and development of our sales force,” notes Philip S. Pesin, Auriga’s CEO. “We remain confident that we’ll reach or exceed our goals for 2007, especially as we gear up to launch at least four new and/or reformulated products this quarter while our sales force continues to grow exponentially.”

Auriga recently reported that independent monthly IMS data shows Auriga’s total dispensed prescriptions for its Extendryl family of products increased 146% in December 2006, as compared to December 2005, and that its sales force had expanded to 100 sales associates from nine in less than seven months. The company is now targeting 175 associates by the end of the first quarter 2007.

Also during the first quarter 2007, Auriga plans to launch Aquoral™, a prescription-only product designed to treat the widespread condition of Xerostomia (dry mouth) and its Zinx™ family of respiratory prescription and over-the-counter products.

About Auriga Laboratories™

Auriga Laboratories is a specialty pharmaceutical company capitalizing on high-revenue markets and opportunities in the pharmaceutical industry through proactive sales, integrated marketing, and advanced in-house drug development capabilities. The company’s high-growth business model combines acquisition of proven brand names, powerful product development strategies and rapidly-growing national sales teams and marketing operations. Auriga acquires valuable brand portfolios that are no longer a strategic focus for large pharmaceutical companies, then capitalizes on untapped marketplace opportunities through brand extension and directed sales/marketing programs. The company’s drug-development pipeline leverages novel material science and advanced drug delivery technologies to produce improved formulations of successful brands to further expand markets, sales and clinical indications for proven, successful products. Auriga’s exclusive prescription product portfolio currently includes Aquoral™ for the treatment of Xerostomia, Akurza™ and Xyralid™ dermatology products, and the Zinx™, Extendryl®, and Levall®) families of products for relief of symptoms associated with a range of acute respiratory diseases. For more information, visit: www.aurigalabs.com.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to the company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to its operations, results of operations, growth strategy and liquidity. The company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding the company’s ability to increase its sales force and the success of such sales force in selling its products in light of competitive and other factors, the regulatory status and/or regulatory compliance of its products, the company’s ability to secure additional financing, its ability to sustain market acceptance for its products, its dependence on collaborators, the company’s ability to find and execute strategic transactions, its potential exposure to litigation, the company’s exposure to product liability claims, and the company’s prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

Auriga Laboratories, Inc.
Philip Pesin, 877-287-4428
investors@aurigalabs.com
or
Investor Relations
Liolios Group, Inc.
Scott Liolios or Ron Both 949-574-3860